                                                                    EXHIBIT 12.1

Collins & Aikman Corporation and Subsidiaries
RATIO OF EARNINGS TO COMBINED FIXED CHARGES
(IN $ MILLIONS)

                                                                          NINE MONTHS ENDING
                                                                               30-SEP
                                                                          ------------------
                                                                           2001        2002
                                                                           ----        ----
FIXED CHARGES
   Interest expense, net                                                  $ 64.3      $112.6
   Interest income                                                           1.7         0.9
                                                                          ------      ------
     Interest expense, gross from continuing ops                            66.0       113.5
   Capitalized interest                                                      -           -
   Interest expense from discontinued operations                             0.0         0.0
                                                                          ------      ------
     Total interest expense, gross(*)                                       66.0       113.5
                                                                          ------      ------

   Interest portion of rental expense                                        8.8        21.6

   Pre-tax earnings required to cover preferred stock dividends
   and accretion                                                             0.0        30.0

                                                                          ------      ------
   FIXED CHARGES - C&A                                                    $ 74.8      $165.1
                                                                          ======      ======

   Pre-tax income from continuing operations                              $(26.7)     $(27.3)
   Minority interest in (income) loss of affiliates                          -
   (Income) loss from equity investees                                       -           -
                                                                          ------      ------
     Total                                                                 (26.7)      (27.3)
                                                                          ------      ------
ADD:
   Fixed charges                                                            74.8       165.1

   Distributed income of equity investees                                   50.6         -

SUBTRACT:
(A) Interest capitalized                                                     0.0         0.0
                                                                          ------      ------
   TOTAL EARNINGS                                                           98.7       137.8
                                                                          ======      ======

   RATIO OF EARNINGS TO FIXED CHARGES                                       1.32        0.83

   Dollar value of deficiency                                                         (27.30)

   (*) - Includes amortization of debt issuance costs
